FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture (this “First Supplemental Indenture”), dated as of August 15, 2013, among William Lyon Homes, Inc., a California corporation (the “Company”), NVH Development, LLC, a Delaware limited liability company, NVH Parent, LLC, a Delaware limited liability company, NVH INV, LLC, a Delaware limited liability company, NVH WIP LLLP, a Colorado limited liability limited partnership, and NVHDEV-GP, Inc., a Delaware corporation (each, a “New Guarantor” and collectively, the “New Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company initially issued $325,000,000 aggregate principal amount of 8.500% Senior Notes due 2020 (the “Securities”) under an indenture, dated as of November 8, 2012 (the “Indenture”), among the Company, the guarantors party thereto and the Trustee;

WHEREAS, the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Guarantor Obligations on the terms and conditions set forth herein and in the Indenture; and

WHEREAS, pursuant to Sections 4.12 and 9.01 of the Indenture, the Company, the New Guarantors and the Trustee are authorized to execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.AGREEMENT TO BE BOUND. As of the date hereof, each New Guarantor, by its execution of this First Supplemental Indenture, hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantors agree to be bound by the terms and provisions of the Indenture applicable to a Subsidiary Guarantor, including but not limited to Article 10 thereof, and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, as if a party to the Indenture on the date of its execution.

3.AGREEMENT TO GUARANTEE. The New Guarantors hereby agree, jointly and severally, with all other Guarantors, to unconditionally guarantee to each Holder and to the Trustee the Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture. The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.
a.REAFFIRMATION AND RATIFICATION OF INDENTURE, GUARANTEES AND SECURITIES; FIRST SUPPLEMENTAL INDENTURE PART OF INDENTURE.  Except as expressly set forth herein, this First Supplemental Indenture shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Holders under the Indenture, the Securities or the Security Guarantees and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Indenture, the Securities and the Security Guarantees, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  This First Supplemental Indenture shall apply to and be effective only with respect to the provisions of the Indenture or the Securities specifically referred to herein.  Each and every term, condition, obligation, covenant and agreement contained in the Indenture, the Security Guarantees, and the Securities is hereby ratified and re-affirmed in all respects and shall continue in full force and effect.
b.NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Restricted Subsidiary shall have any liability for any obligations of the Company or any Guarantor under the Securities, the Indenture, this First Supplemental Indenture or any Guarantor under its Security Guarantee for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Securities and the Security Guarantees.
c.GOVERNING LAW. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
d.MULTIPLE ORIGINALS. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
e.EFFECT OF HEADINGS. The section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
f.THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the other parties hereto.
g.SUCCESSORS. All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind their successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

WILLIAM LYON HOMES, INC.
By:
/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

By:
/s/ Colin T. Severn
Name: Colin T. Severn
Title: Vice President, Chief Financial Officer and Corporate Secretary

NVH DEVELOPMENT, LLC
By:
/s/ J. Eric Eckberg
Name: J. Eric Eckberg
Title: President

NVH PARENT, LLC
By: William Lyon Homes, Inc., its Sole Member By:
/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

[Signature Page to First Supplemental Indenture]

NVH INV, LLC
By: NVH Parent, LLC, its Sole Member By: William Lyon Homes, Inc., its Sole Member
By:	/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

NVH WIP LLLP

By: NVHDEV-GP, Inc., its General Partner
By:	/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

NVHDEV-GP, INC.
By:
/s/ Matthew R. Zaist
Name: Matthew R. Zaist
Title: President and Chief Operating Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to First Supplemental Indenture]